Exhibit 21.1 - List of Subsidiaries

Entity Name	Home Jurisdiction
Shopify LLC	Delaware
Shopify Holdings (USA) 2 Inc.	Delaware
Shopify International Limited	Ireland
Shopify Commerce Singapore Pte. Ltd.	Singapore